                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*


                                   Zamba Corp.
                                ----------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                   750091 100
                                  ------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13D-7).

*The remainder of this cover page shall be filled out for a reporting person's Initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                    -------------------
  CUSIP No. 750091 100                  13G                  Page 2 of 14 Pages
------------------------                                    -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Coral Partners I-Superior, A Minnesota Limited Partnership

             SEC ID #0000939695
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [_]
------------ ------------------------------------------------------------------
     3       SEC USE ONLY

------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota
--------------------- ---------- ----------------------------------------------
                          5      SOLE VOTING POWER

                                          0 (See Item 4)
                      ---------- ----------------------------------------------
       NUMBER OF          6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY                         0 (See Item 4)
       OWNED BY       ---------- ----------------------------------------------
    EACH REPORTING        7      SOLE DISOSITIVE POWER
        PERSON
         WITH                             0 (See Item 4)
                      ---------- ----------------------------------------------
                          8      SHARED DISOSITIVE POWER

                                          0 (See Item 4)
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0  (See Item 4)
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUN IN ROW 9

                                      0.0%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       PN
------------ ------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                    -------------------
  CUSIP No. 750091 100                  13G                  Page 3 of 14 Pages
------------------------                                    -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Management Partners I, Limited Partnership
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [_]
------------ ------------------------------------------------------------------
     3       SEC USE ONLY

------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota
--------------------- ---------- ----------------------------------------------
                          5      SOLE VOTING POWER

                                          0 (See Item 4)
                      ---------- ----------------------------------------------
       NUMBER OF          6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY                         0 (See Item 4)
       OWNED BY       ---------- ----------------------------------------------
    EACH REPORTING        7      SOLE DISOSITIVE POWER
        PERSON
         WITH                             0 (See Item 4)
                      ---------- ----------------------------------------------
                          8      SHARED DISOSITIVE POWER

                                          0 (See Item 4)
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0 (See Item 4)
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUN IN ROW 9

                                      0.0%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       PN
------------ ------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                    -------------------
  CUSIP No. 750091 100                  13G                  Page 4 of 14 Pages
------------------------                                    -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Partners II, a limited partnership
             SEC ID #0000924591
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]
------------ ------------------------------------------------------------------
     3       SEC USE ONLY

------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------- ---------- ----------------------------------------------
                          5      SOLE VOTING POWER

                                          1,504,374  (See Item 4)
                      ---------- ----------------------------------------------
       NUMBER OF          6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY                         0  (See Item 4)
       OWNED BY       ---------- ----------------------------------------------
    EACH REPORTING        7      SOLE DISOSITIVE POWER
        PERSON
         WITH                             1,504,374  (See Item 4)
                      ---------- ----------------------------------------------
                          8      SHARED DISOSITIVE POWER

                                          0  (See Item 4)
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,504,374 (See Item 4)
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUN IN ROW 9

                                      3.88%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       PN
------------ ------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                    -------------------
  CUSIP No. 750091 100                  13G                  Page 5 of 14 Pages
------------------------                                    -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Management Partners II, Limited Partnership
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [_]
------------ ------------------------------------------------------------------
     3       SEC USE ONLY

------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------- ---------- ----------------------------------------------
                          5      SOLE VOTING POWER

                                          1,504,374  (See Item 4)
                      ---------- ----------------------------------------------
       NUMBER OF          6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY                         0  (See Item 4)
       OWNED BY       ---------- ----------------------------------------------
    EACH REPORTING        7      SOLE DISOSITIVE POWER
        PERSON
         WITH                             1,504,374  (See Item 4)
                      ---------- ----------------------------------------------
                          8      SHARED DISOSITIVE POWER

                                          0 (See Item 4)
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,504,374 (See Item 4)
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                        X
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUN IN ROW 9

                                      3.88%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       PN
------------ ------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                    -------------------
  CUSIP No. 750091 100                  13G                  Page 6 of 14 Pages
------------------------                                    -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Yuval Almog
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [_]
------------ ------------------------------------------------------------------
     3       SEC USE ONLY

------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------- ---------- ----------------------------------------------
                          5      SOLE VOTING POWER

                                          28,822  (See Item 4)
                      ---------- ----------------------------------------------
       NUMBER OF          6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY                         1,517,374  (See Item 4)
       OWNED BY       ---------- ----------------------------------------------
    EACH REPORTING        7      SOLE DISOSITIVE POWER
        PERSON
         WITH                             28,822 (See Item 4)
                      ---------- ----------------------------------------------
                          8      SHARED DISOSITIVE POWER

                                          1,517,374  (See Item 4)
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,546,196 (See Item 4)
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                        X
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUN IN ROW 9

                                      3.99%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       IN
------------ ------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                    -------------------
  CUSIP No. 750091 100                  13G                  Page 7 of 14 Pages
------------------------                                    -------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Peter H. McNerney
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [_]
------------ ------------------------------------------------------------------
     3       SEC USE ONLY

------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------- ---------- ----------------------------------------------
                          5      SOLE VOTING POWER

                                          0 (See Item 4)
                      ---------- ----------------------------------------------
       NUMBER OF          6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY                         1,504,374 (See Item 4)
       OWNED BY       ---------- ----------------------------------------------
    EACH REPORTING        7      SOLE DISOSITIVE POWER
        PERSON
         WITH                             0 (See Item 4)
                      ---------- ----------------------------------------------
                          8      SHARED DISOSITIVE POWER

                                          1,504,374  (See Item 4)
------------ ------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,504,374
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                        X
------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUN IN ROW 9

                                      3.88%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       IN
------------ ------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.  Issuer's Name and Address of Principal Executive Offices:
-------  ---------------------------------------------------------

         (a)      Zamba Corp.
         (b)      7301 Ohms Lane, Suite 200
                  Minneapolis, MN  55439

Item 2.  Information Concerning Person Filing:
-------  -------------------------------------

         (a) Filing Persons:

             Entities:
                  Coral Partners I - Superior, A Minnesota Limited Partnership
                   ("CP I")
                  Coral Management Partners I, Limited Partnership ("CMP I") Coral Partners II, a limited partnership ("CP II")
                  Coral Management Partners II, Limited Partnership ("CMP II")

             Individuals:
                  Yuval Almog
                  Peter H. McNerney

         (b) Principal Business Address:
                  60 South Sixth Street
                  Suite 3510
                  Minneapolis, MN 55402

         (c) Citizenship/Place of Organization

             Entities:
                  Coral Partners I - Superior ("CP I")          Minnesota
                  Coral Management Partners I ("CMP I")         Minnesota
                  Coral Partners II ("CP II")                   Delaware
                  Coral Management Partners II ("CMP II")       Delaware

             Individuals:
                  Yuval Almog                                   United States
                  Peter H. McNerney                             United States

         (d) Title of Class of Securities:                      Common Stock
         (e) CUSIP No.  750091 100

Item 3.  Status of Person Filing:
-------  ------------------------

         Not applicable.

Item 4.  Ownership:
-------  ----------

ENTITIES                          CP I      CMP I       CP II       CMP II
                                  ----      -----       -----       ------

(a)Beneficial Ownership              0          0     1,504,374   1,504,374*

(b)Percentage of Class            0.0%       0.0%         3.88%        3.88%

(c)(i)Sole Voting Power:             0          0     1,504,374    1,504,374
(ii)Shared Voting Power:             0                        0            0
(iii)Sole Dispositive Power:         0          0     1,504,374    1,504,374
(iv)Shared Dispositive Power:        0          0             0            0

INDIVIDUALS:                          Almog            McNerney
                                      -----            --------

(a)Beneficial Ownership                1,546,196*         1,504,374*

(b)Percentage of Class                      3.99%              3.88%

(c)(i)Sole Voting Power:                   28,822                  0
(ii)Shared Voting Power:                1,517,374          1,504,374
(iii)Sole Dispositive Power:               28,822                  0
(iv)Shared Dispositive Power:           1,517,374          1,504,374

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class:
-------  ---------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
-------  ----------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of Subsidiary:
-------  ------------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Group:
-------  -------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group:
-------  -------------------------------

         Not applicable.

Item 10. Certification:
-------- --------------

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2003

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Partners I - Superior, A Minnesota Limited Partnership
By:  Coral Management Partners I, Limited Partnership
Its:  General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Management Partners I, Limited Partnership
By:  General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

By /s/ Yuval Almog
   --------------------
Yuval Almog


By /s/ Yuval Almog
   --------------------
Peter H. McNerney

                                  EXHIBIT INDEX

                                                               Sequentially
Exhibit                    Document Description               Numbered Page
-------                    --------------------               -------------

  A                        Agreement of Joint Filing               13

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

         Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 6, 2003, containing the information required by
Schedule 13G, for the shares of Common Stock of Zamba Corp. which they each beneficially hold.

Dated:  February 6, 2003

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Partners I - Superior, A Minnesota Limited Partnership
By:  Coral Management Partners I, Limited Partnership
Its:  General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Management Partners I, Limited Partnership
By:  General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

By /s/ Yuval Almog
   --------------------
Yuval Almog

By /s/ Peter H. McNerney
   --------------------
Peter H. McNerney